Exhibit (10.22)

SEPARATION AGREEMENT AND RELEASE

This Separation and Release Agreement (this “Agreement”) is entered into by and between Jeffrey J. Clarke (“you” or “your’) and Eastman Kodak Company (the “Company”) (you and the Company collectively, the “Parties”).  The Parties hereby agree as follows:

1.Termination of Employment; Resignation as Director and Officer.  The Parties hereby mutually agree that your employment with the Company will terminate effective February 20, 2019(the “Termination Date”).  As of the Termination Date, you no longer will be, and no longer will hold yourself out to be, an employee, agent, or representative of the Company or any of its affiliates or subsidiaries, and you resign, effective as of the Termination Date, in all capacities as director, officer, member, manager, partner or similar position of and from the Company and its affiliates and subsidiaries and will deliver any documents the Company determines necessary to effectuate the foregoing. The Company agrees to pay you the Accrued Compensation and provide you with the Other Benefits (each as defined in the Amended and Restated Employment Agreement between you and the Company, dated March 30, 2017 (the “Employment Agreement”)) in accordance with the terms of the Employment Agreement.  For the avoidance of doubt, the Accrued Compensation and Other Benefits shall include $111,149 in vacation pay which was accrued prior to February 1, 2016, which the Parties acknowledge is the entire amount owed with respect to vacation.

2.Benefits.  Your Company-sponsored group medical and dental coverage, if any, will cease on February 28, 2019.  Thereafter, pursuant to governing law and independent of this Agreement, you, your spouse and your eligible dependents may continue participation in the Company’s group health and dental plans at your own cost in accordance with the health care continuation rules under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  Information regarding COBRA will be sent to your home in a separate mailing following the Termination Date.

3.Separation Benefits.  In consideration of your signing and delivering (and not revoking) this Agreement, in full settlement of any compensation or benefits to which you otherwise could claim to be entitled, and in exchange for the promises, covenants, releases, and waivers set forth herein, subject to Section 9 below, the Company agrees to provide you with the following payments, rights and benefits:

(a)The Company agrees to provide you with a payment in the total gross amount of $82,130.44 (less applicable deductions and withholdings), representing thirty (30) days of your current base salary, in lieu of the Parties providing notice pursuant to Section 6(c) of the Employment Agreement. Such amount shall be payable in a lump sum on the sixty-fifth (65th) day following the Termination Date.

(b)The Company agrees to provide you with a severance payment equal to two (2) years’ base salary, in the total gross amount of $2,000,000 (less applicable deductions and withholdings) (the “Severance Payments”), payable in equal installments on the Company’s regular payroll dates, with the first installment to be paid on the Company’s first regular payroll date occurring at least five (5) days after the Effective Date (as defined below), which shall include payment of any amounts that would otherwise be due prior thereto.

(c)The Company agrees to provide you with the Earned Annual Incentive for the fiscal year ending December 31, 2018, if any, and Pro-Rata Annual Incentive for the Termination Year, if any, each in accordance with the terms and conditions of the Employment Agreement.  The Earned Annual Incentive, if any, shall be payable in a lump sum sixty-five (65) days following the Termination Date.  The Pro-Rata Annual Incentive for the Termination Year, if any, shall be payable in 2020 on the date that such incentive award payments, relating to the 2019 fiscal year are made to the Company’s management level employees, in accordance with the terms and conditions of the governing plan documents (it being understood that there is expected to be no Earned Annual Incentive for the fiscal year ending December 31, 2018).

(d)The Company agrees to provide you with the Modified Accelerated Vesting (as defined in the Employment Agreement) of your unvested stock options which would otherwise vest on the vesting date immediately following  the Termination Date, in accordance with the terms and conditions of Section 6(d)(5) of the Employment Agreement.  For avoidance of doubt, any other unvested stock options, as well as any other unvested Long-Term Equity Awards (as defined in the Employment Agreement) and any long-term performance compensation (including your Contingent Cash Award (as defined in the Employment Agreement)) which are not vested as of the Termination Date, will be forfeited as of the Termination Date.

4.Acknowledgement.  You acknowledge and agree that the consideration provided in Paragraph 3, above: (a) is in full discharge of any and all obligations owed to you, monetarily or otherwise, with respect to your employment; and (b) exceeds any payment, benefit, or other thing of value to which you might otherwise be entitled.  You specifically acknowledge and agree that, other than as explicitly provided in this Agreement, you are not entitled to severance under the TAP (as defined in the Employment Agreement) or the special termination program under the Kodak Retirement Income Plan, any bonus with respect to 2019 or any other year, or any other salary, wages, interests, stock options, commissions, overtime, paid time off, premiums, royalties, equity, phantom equity, carried interest, deferred compensation, or other forms of compensation, benefits, fringe benefits, perquisites, or payments of any kind or nature whatsoever (collectively, “Compensation”).

5.Release of Claims.  In exchange for the payments and other consideration provided for herein, which you acknowledge is fair and sufficient, you hereby agree, represent and warrant as follows:

You, on your own behalf and on behalf of your heirs, executors, administrators, successors, and assigns (collectively, “Releasors”), hereby release and forever waive and discharge any and all claims, liabilities, causes of action, demands, charges, complaints, suits, rights, costs, debts, expenses, promises, agreements, or damages of any kind or nature (collectively, “Claims”) that you or any of the other Releasors ever had, now have, or might have against the Company or any of its current, former, or future subsidiaries, parents, divisions, related companies, and affiliates (collectively, with Company, the “Company Entities”), and each and all of the Company Entities’ respective present, former, and future officers, directors, partners, principals, members, owners, shareholders, employees, investors, fiduciaries, representatives, and agents (collectively, with the Company Entities, the “Releasees”), arising at any time prior to the Effective Date of this Agreement, whether such Claims are known to you or unknown to you, whether such Claims are accrued or contingent, including but not limited to any and all Claims arising directly or indirectly out of your employment or other relationship with the Releasees, your interests or rights to Compensation from any of the Releasees, or the termination of your employment or other relationship with any of the Releasees.  The Claims being released and discharged include, but are not limited to, any and all Claims in law or equity, whether arising under any federal, state, local, or foreign statute, regulation, rule, ordinance, common law, treaty, constitution, or otherwise, including, without limitation, the following: (i) any and all Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871, and 1991, the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act), the Americans with Disabilities Act, the Equal Pay Act, the Workers Adjustment Retraining Notification Act of 1988, the Fair Labor Standards Act of 1938, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the Internal Revenue Code of 1986, the New York Labor Law, the New York Wage Theft Prevention Act, Article 15 of the Executive Law of the State of New York (Human Rights Law), the New York State WARN Act, the New York City Human Rights Law, and the New York City Earned Sick Time Act, as all such laws have been amended from time to time; (ii) any and all Claims arising in tort or otherwise arising under the common law, including, but not limited to, Claims for misrepresentation, defamation, invasion of privacy, libel, slander, conversion, replevin, false light, tortious interference with contract or economic advantage, negligence, fraud, fraudulent inducement, quantum meruit, promissory estoppel, implied contract, quasi-contract, prima facie tort, restitution, or any other legal or equitable theory whatsoever; (iii) any and all Claims for Compensation, other monetary or equitable relief, attorneys’ or experts’ fees or costs, forum fees or costs, or any tangible or intangible property, in each case except as explicitly set forth herein; (iv) any and all Claims under any agreement with any of the Releasees, whether express or implied (including, but not limited to, under the Employment Agreement); and (v) any and all Claims otherwise arising out of or relating to your employment or other relationship with any of the Releasees or the termination thereof (collectively, all of the foregoing, the “Released Claims”).  The release of Claims in this Agreement shall be construed as broadly as possible and extend to any and all Claims of any kind or nature whatsoever; provided that the release shall not apply to (v) any Claims that arise after the Effective Date of this Agreement; (w) any Claims for breach of this Agreement or to enforce the terms of this Agreement; (x) any Claims that cannot be waived or released as a matter of law; (y) any Claim for indemnification under Section 5(c) of the Employment Agreement relating to actions or omissions occurring during your employment; or (z) any vested benefits under any employee benefit pension plan.  For the avoidance of doubt,  you have read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

6.	Except as set forth in Section 5 above:

(a)You (i) represent that you have not filed or caused to be filed any lawsuit or complaint (“legal action”) against any of the Releasees in any court with respect to any Claim, whether known or unknown, through the Effective Date, and (ii) agree not to file any legal action pursuing any Released Claims in the future.  For the avoidance of doubt, nothing in this Agreement, any other agreement between you and the Company, or any Company policy shall prevent you from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or any other government or self-regulatory agency, or from participating in any EEOC or other agency investigation; provided that you expressly waive your right to any form of monetary relief or other damages, or any other form of recovery or relief, from any of the Releasees in connection with any legal action pursuing any Released Claims, or in connection with any Claim brought by a third party, all to the maximum extent permitted by law.

(b)You (i) agree to cooperate fully with the Company during the two-year period following the Termination Date on all matters relating to your employment and termination of employment, the transition of your duties and responsibilities to your successor(s), and the conduct of the Company’s business and (ii) agree during such periods to cooperate fully with the Company regarding, and conduct all of your actions, statements and communications in a manner consistent with, the announcement by the Company of the termination of your employment; provided however, that nothing in this Section 6(b) shall require additional compensation to be paid to you from the Company and that the Company agrees to make reasonable scheduling accommodations for your other obligations.

7.Surviving Provisions.  You acknowledge and agree that Section 7 (Confidential Information), Section 8 (On-going Restrictions on Your Activities), and Section 11 (General Provisions) of the Employment Agreement, as well as Exhibit 1 to Prior Agreement (Terms of Eastman Kodak Company Employee’s Agreement) attached thereto, shall remain in full force and effect and will continue to bind you following the Termination Date in accordance with their terms (collectively, all of the foregoing, the “Surviving Provisions”).  You also shall treat this Agreement as Confidential Information, in accordance with the Surviving Provisions.  Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), and other applicable law, nothing in this Agreement, the Employment Agreement, the Surviving Provisions, or any other agreement or policy shall prevent you from, or expose you to criminal or civil liability under federal or state trade secret law for, (a) directly or indirectly sharing any Company trade secrets or other Confidential Information (except information protected by any of the Releasees’ attorney-client or work product privilege) with an attorney or with any federal, state, or local government agencies, regulators, or officials, for the purpose of investigating or reporting a suspected violation of law, whether in response to a subpoena or otherwise, without notice to the Company; or (b) disclosing the Company’s trade secrets in a filing in connection with a legal claim, provided that the filing is made under seal.

8.Non-Admission; Representations.  This Agreement shall not in any way be construed as an admission by any of the Releasees of any liability or of any wrongful acts whatsoever against you or any other person or entity.  You further represent and warrant that you are not aware of any facts or circumstances that you know or believe to be either (a) a past or current violation of any of the Company’s rules and/or policies, or (b) a past or current violation of any laws, rules, and/or regulations applicable to the Company.

9.Breach of Agreement.  You agree that, upon the Effective Date of this Agreement, you will be bound by all of the terms and conditions herein.  Should you materially breach this Agreement at any time, including any of the Surviving Provisions, then: (a) you will indemnify and hold harmless each and all of the Releasees from and against any and all direct and indirect losses, costs, damages, and/or expenses, including, but not limited to, attorneys’ and experts’ fees, costs, and disbursements incurred by the Releasees, or any of them, arising in connection with such breach; (b) the Releasees shall have no further obligations to you under this Agreement or otherwise (including, but not limited to, any obligation to continue to provide the payments and other consideration set forth in Paragraph 3 of this Agreement); (c) you agree to repay, and the Company will be entitled to recoup, all payments previously provided to you under Paragraph 3 of this Agreement, plus the attorneys’ fees and costs the Company incurs in recouping such amounts; (d) the Company shall have all rights and remedies available to it under this Agreement, under the Surviving Provisions, and under any applicable law or equitable theory; and (e) all of your promises, covenants, representations, and warranties under this Agreement, and under the Surviving Provisions, will remain in full force and effect.

10.Equitable Remedies.  You agree that your breach or threatened breach of Paragraphs 5, 6 or 7 of this Agreement, or your breach or threatened breach of any of the Surviving Provisions, would result in irreparable and continuing harm to the Releasees for which there is no adequate remedy at law.  Therefore, each of the Releasees, in addition and supplementary to other rights and remedies existing in its favor, shall be entitled to specific performance and/or temporary or permanent injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions thereof (without posting a bond or other security).

11.Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION, OR PROCEEDING ARISING HEREUNDER.  Each Party hereto agrees that any legal action or other legal proceeding (whether in tort, contract, or otherwise) arising under or relating to this Agreement or the enforcement of any provision of this Agreement, or in respect of any representations made or alleged to be made in connection herewith, shall be brought or otherwise commenced exclusively in any state or federal court located in Monroe County, New York, New York.

12.Construction and Severability.  It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permitted under the laws and public policies applied in each jurisdiction in which enforcement is sought.  If any provision (or portion thereof) of this Agreement shall be held invalid, illegal, or unenforceable in any jurisdiction, such provision, as to such jurisdiction, shall be ineffective, without in any way affecting the validity, legality, and enforceability of the remaining provisions (or portions thereof) contained herein or the validity, legality, and enforceability of such provision in any other jurisdiction.  Upon a determination that any term or provision (or any portion thereof) is invalid, illegal, or incapable of being enforced, the Parties agree that an arbitrator or reviewing court shall have the authority to “blue pencil” or modify this Agreement so as to render it enforceable and effect the original intent of the Parties as reflected herein to the fullest extent permitted by applicable law.  The Parties further agree, if necessary, to undertake to implement all efforts which are necessary, desirable, and sufficient to amend, supplement, or substitute all and any such invalid, illegal, or unenforceable provisions (or portions thereof) with enforceable and valid provisions which would produce, as nearly as may be possible, the result previously intended by the Parties without renegotiation of any material terms and conditions stipulated herein.

13.Execution of Agreement.  You understand that this Agreement includes a release of all legal rights or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) (29 U.S.C. § 626, as amended), and all other federal, state, and local laws regarding age discrimination, whether those claims are presently known to you or hereafter discovered.  To the extent the Company has a right to recoupment of any amounts paid to you under this Agreement, such right shall not be triggered by any cause of action brought by you challenging this Agreement under the ADEA.  You understand that you have twenty-one (21) days from the day that you receive this Agreement, not counting the day upon which you receive it, to consider whether you wish to sign this Agreement.  If you sign this Agreement before the end of such twenty-one (21) day period, it will be your voluntary decision to do so because you have decided that you do not need any additional time to decide whether to sign this Agreement.  You also agree that any changes made to this Agreement before you sign it, whether material or immaterial, will not restart the twenty-one (21) day period.  The Company has encouraged you in writing to show and discuss this Agreement with an attorney of your choosing before signing it, and to the extent you wished to do so, you have done so.  You acknowledge and agree that you have been given ample opportunity to carefully consider this Agreement and read all of its terms, including the release of Claims in Paragraph 5; that you understand you are waiving legal rights or claims by signing this Agreement; that you fully understand this Agreement and its legal and binding effect; that you are voluntarily and knowingly signing this Agreement of your own free will, with the intent to be bound by its terms, and free from any duress, concealment, fraud, or undue influence; and that you are competent to manage your business and personal affairs.  To execute this Agreement, you must sign and date the Agreement below on or before 9 a.m. eastern time on February 8, 2019, and return a complete copy thereof to Roger Byrd, either by electronic mail at roger.byrd@kodak.com, or by overnight courier (via FedEx or UPS) at Eastman Kodak Company, 343 State Street, Rochester, NY 14650.  If you execute this Agreement on or before 9 a.m. eastern time on February 8, 2019, and return it to Roger Byrd as provided herein, you understand that you may rescind this Agreement at any time within seven (7) days after the date you sign it, not counting the day upon which you sign it.  If you do not revoke this Agreement within such seven (7) day period, this Agreement will become fully binding, enforceable, and irrevocable on the eighth (8th) calendar day after you sign it (the “Effective Date”).

14.Entire Agreement.  This Agreement and the Surviving Provisions set forth the complete agreement and understanding among the Parties hereto and fully supersede and preempt any and all prior agreements, understandings, or representations between you and any of the Releasees, written or oral, which may have related to the subject matter hereof in any way (including, but not limited to, the Employment Agreement).  You specifically acknowledge and agree that notwithstanding any discussions or negotiations you may have had with any of the Releasees prior to the execution of this Agreement, you are not relying on any promises or assurances other than those explicitly contained in this Agreement.

15.Amendment and Waiver.  The provisions of this Agreement may be amended or waived only in a writing signed by the Company and you, and no course of conduct or course of dealing or failure or delay by any Party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect, or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.  The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

16.Assignability.  You may not assign your interest in or delegate your duties under this Agreement.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties to this Agreement and their successors and assigns. Without limiting the foregoing, and notwithstanding anything else in this Agreement to the contrary, the Company may assign this Agreement to, and all rights hereunder shall inure to the benefit of, any entity resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger, consolidation, or otherwise.

17.Descriptive Headings; Interpretation.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.  This Agreement shall be interpreted strictly in accordance with its terms, to the maximum extent permissible under governing law, and shall not be construed against or in favor of any Party, regardless of which Party drafted this Agreement or any provision hereof.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa.  The use of the word “including” in this Agreement shall be by way of example rather than by limitation.  Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof.  The use of the words “or,” “either,” and “any” shall not be exclusive.

18.Counterparts.  This Agreement may be executed in one or more counterparts (including by means of signature pages delivered by a facsimile machine or electronic mail), all of which taken together shall constitute one and the same instrument.

19.Governing Law.  This Agreement shall be deemed to have been made in New York, New York, and shall be interpreted, construed, and enforced pursuant to the laws of the State of New York, without giving effect to New York’s conflict or choice of law principles.

20.Section 409A.  This Agreement and the compensation and benefits provided under this Agreement are intended to be exempt from or comply with the limitations and requirements set forth in Section 409A of the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder and other official guidance issued thereunder (“Section 409A”), and shall be construed, performed and interpreted in accordance with such intent.  References to “termination of employment” and similar terms used in this Agreement mean, to the extent necessary to qualify for an exemption from or comply with Section 409A, the date that you first incur a “separation from service” within the meaning of Section 409A.  Each payment under this Agreement in a series of payments shall be deemed to be a separate payment for purposes of Section 409A.  Notwithstanding anything in this Agreement to the contrary, if any payment payable under this Agreement as a result of your separation from service is required to be delayed by six months pursuant to Section 409A, then the Company will make such payment on the day following the date that is six months following your separation from service with the Company; the amount of such payment will equal the sum of the payments that would have been paid to you during the six-month period immediately following your separation from service had the payment commenced as of such date.  Notwithstanding anything herein to the contrary, the Company and its respective officers, directors, employees or agents make no representations or guarantees that the terms of this Agreement or the arrangements described in this Agreement, in each case, as written, comply with or are exempt from the provisions of Section 409A or that the payments and benefits provided under this Agreement are or will be exempt from, or compliant with, Section 409A, and in no event shall any of the Releasees be liable for all or any portion of any taxes, penalties, interest, or other expenses that you may incur on account of any non-compliance with Section 409A.

[Signature Page Follows]

The Parties hereto, intending to be legally bound, have hereunto executed this Agreement as follows:

/s/ Jeffrey J. Clarke
Jeffrey J. Clarke
Date: February 20, 2019

EASTMAN KODAK COMPANY

By: /s/ David Bullwinkle
Name: David Bullwinkle
Title: Chief Financial Officer and Senior Vice President
Date: February 20, 2019

Signature Page to Separation Agreement